Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES 2022 EARNINGS

•Net income of $28 million or adjusted net income (non-GAAP) of $28 million, compared to net income of $19 million or adjusted net income (non-GAAP) of $25 million in the prior quarter, and net income of $16 million or adjusted net income (non-GAAP) of $24 million in fourth quarter 2021, impacted by the Charter acquisition in third quarter 2022 and the County acquisition in fourth quarter 2021
•Record net income of $94 million or adjusted net income (non-GAAP) of $99 million for 2022, compared to net income of $61 million or adjusted net income (non-GAAP) of $73 million for 2021
•Earnings per diluted common share of $1.83 for fourth quarter and $6.56 for 2022, or adjusted earnings per diluted common share (non-GAAP) of $1.84 for fourth quarter and $6.90 for 2022
•Return on average assets of 1.26% for fourth quarter and 1.20% for 2022

Green Bay, Wisconsin, January 17, 2023 - Nicolet Bankshares, Inc. (NYSE: NIC) (“Nicolet” or the “Company”) announced fourth quarter 2022 net income of $28 million and earnings per diluted common share of $1.83, compared to $19 million and $1.29 for third quarter 2022, and $16 million and $1.25 for fourth quarter 2021, respectively. Annualized quarterly return on average assets was 1.26%, 0.93% and 0.96%, for fourth quarter 2022, third quarter 2022 and fourth quarter 2021, respectively.

Net income for the year ended December 31, 2022 was $94 million and earnings per diluted common share was $6.56, compared to net income of $61 million and earnings per diluted common share of $5.44 for the year ended December 31, 2021. Annualized return on average assets was 1.20% and 1.15% for 2022 and 2021, respectively.

Net income reflected non-core items and the related tax effect of each, including merger and integration related expenses, Day 2 credit provision expense required under the CECL model, branch optimization costs, contract negotiation expenses, and gains on other assets and investments. These non-core items negatively impacted earnings per diluted common share $0.01 for fourth quarter 2022, $0.45 for third quarter 2022, and $0.58 for fourth quarter 2021. For the full year, non-core items negatively impacted diluted earnings per common share $0.34 for 2022 and $1.13 for 2021.

On August 26, 2022, Nicolet completed its acquisition of Charter Bankshares, Inc. (“Charter”). In the merger, Charter shareholders received approximately 1.26 million shares of Nicolet common stock (valued at $98 million) and cash consideration of $39 million, for a total purchase price of $137 million. Upon consummation, Charter added total assets of $1.1 billion, loans of $827 million, deposits of $869 million, and preliminary goodwill of $50 million.

“I know that most people reading this care more about what 2023 looks like; however, it is important to pause and reflect on another record quarter and year at Nicolet in 2022.” said Mike Daniels, President and CEO of Nicolet. “We made $94 million in net income and had exceptional loan growth while maintaining excellent credit quality. We also added experience and depth to our management team, and we successfully integrated our acquisition of Charter. All told, we are pleased with our 2022 results.”

“We go into 2023 with trust in our people and our operating history; that whatever macroeconomic conditions arise, we will find success. The base of Nicolet has always been relationships, not transactions, which stand strong no matter the economic times. While many of our peers will focus on short-term solutions to gather deposits and sell loans, we will maintain our focus on building long-term relationships. Our people and our customers understand and believe in shared success, and we’ve shown how this in turn benefits our shareholders. Yes, we expect our deposits will reprice higher and our loan volume will soften. These are the times in which we live, but we learned a long time ago that there has to be something that customers and employees can rally around. Nicolet’s purpose of serving and creating shared success has shown to be that rallying point. We look forward to proving this out in 2023.” Daniels added.

The Company’s financial performance and certain balance sheet line items were impacted by the timing and size of Nicolet’s 2022 and 2021 acquisitions. In addition to the 2022 Charter acquisition, Nicolet acquired, Mackinac Financial Corporation (“Mackinac”) on September 3, 2021 and County Bancorp, Inc. (“County”) on December 3, 2021. Certain income statement results, average balances and related ratios for 2022 include partial contributions from Charter, while 2021 results include partial contributions from Mackinac and County, each from the respective acquisition date. At acquisition, Mackinac added assets of $1.5 billion, loans of $0.9 billion, and deposits of $1.4 billion, while at acquisition County added assets of $1.4 billion, loans of $1.0 billion, and deposits of $1.0 billion.

Balance Sheet Review
At December 31, 2022, period end assets were $8.8 billion, a decrease of $0.1 billion (1%) from September 30, 2022, mostly in cash and cash equivalents from the net decline in deposits. Total loans increased $0.2 billion (13% annualized) from September 30, 2022, on strong organic loan growth. Total deposits of $7.2 billion at December 31, 2022, decreased $0.2 billion (3%) from September 30, 2022, while total borrowings increased $37 million from September 30, 2022 in short-term FHLB advances. Total capital was $973 million at December 31, 2022, an increase of $34 million since September 30, 2022, mostly from solid earnings.

Compared to December 31, 2021, period end assets increased $1.1 billion (14%), largely due to the Charter acquisition, which added total assets of $1.1 billion at acquisition. Total loans of $6.2 billion at December 31, 2022 increased $1.6 billion (34%) from December 31, 2021, including the Charter acquisition and the repurchase of approximately $100 million previously participated agricultural loans, as well as strong organic loan growth. Excluding the $827 million of loans acquired with Charter and the repurchased agricultural loans, organic loan growth was 14% from December 31, 2021. Total deposits increased $0.7 billion from December 31, 2021, also largely due to the Charter acquisition, while total borrowings increased $325 million, with approximately half acquired with Charter and the remainder related to new FHLB advances. Total capital increased $81 million from December 31, 2021, mostly from the common stock issued for the Charter acquisition, as well as solid earnings, offset by unfavorable changes in the fair value of available for sale securities and common stock repurchases executed early in 2022.

Asset Quality
Nonperforming assets were $40 million and represented 0.46% of total assets at December 31, 2022, compared to $40 million or 0.45% at September 30, 2022, and $56 million or 0.73% at December 31, 2021. The decline from year-end 2021 included a $6 million improvement in nonaccrual loans and a $10 million reduction in other real estate owned (primarily sales of closed bank branches). The allowance for credit losses-loans was $62 million and represented 1.00% of total loans at December 31, 2022, compared to $60 million (or 1.01% of total loans) at September 30, 2022, and $50 million (or 1.07% of total loans) at December 31, 2021. The growth in the allowance for credit losses-loans from third quarter was mostly due to strong loan growth, while the growth from year-end 2021 also included the $8 million Day 2 allowance increase from the acquisition of Charter. Asset quality trends have been solid and net charge-offs were negligible.

Income Statement Review - Year
Net income for the year ended December 31, 2022 was $94 million, compared to net income of $61 million for the year ended December 31, 2021.

Net interest income was $240 million for the year ended December 31, 2022, up $82 million from the year ended December 31, 2021, the net of $102 million higher interest income and $20 million higher interest expense. The higher interest income was attributable to strong loan growth (both organic and acquired), new and renewed loans repricing higher from the Federal Reserve interest rate increases, and additional investment securities (acquired with Charter), while the higher interest expense was due to both higher average balances and higher rates (also related to the Federal Reserve interest rate increases). Average interest-earning assets of $7.1 billion for full year 2022 grew $2.4 billion over full year 2021, mostly due to a $2.1 billion increase in average loans from solid organic loan growth and timing of the 2022 and 2021 acquisitions. Average interest-bearing liabilities of $4.8 billion increased $1.6 billion from full year 2021, also mostly due to the timing of the 2022 and 2021 acquisitions.

The net interest margin for full year 2022 was 3.40%, up 3 bps from 3.37% for full year 2021. The yield on interest-earning assets increased 22 bps (to 3.88%) reflecting both the changing mix of interest-earning assets (which shifted to 74% loans and 26% non-loan earning assets for 2022, compared to 68% loans and 32% non-loan earning assets for 2021) and the rising interest rate environment. The cost of funds increased 28 bps (to 0.71%) for 2022, attributable mainly to the repricing of deposits and funding in the higher interest rate environment.

Noninterest income was $58 million for full year 2022, down $9 million (14%) compared to full year 2021, primarily due to lower net mortgage income. Net mortgage income declined $14 million mostly due to slow mortgage volumes from the rising interest rate environment. Total wealth revenue (trust services and brokerage fee income combined) increased $1 million, as growth in accounts and assets under management outpaced unfavorable market-related declines. Service charges on deposit accounts and card interchange income each increased commensurate with the larger operating base, while the increase in BOLI income was mostly attributable to higher average balances from our recent acquisitions. Net asset gains of $3 million for full year 2022 were primarily related to sales of other real estate owned (mostly closed bank branch locations), while net asset gains of $4 million for full year 2021 were primarily attributable to favorable fair value marks on equity securities. Loan servicing rights (“LSR”) income, net (comprised of agricultural loan servicing fees net of the related LSR amortization), reflects an unfavorable $1 million as the LSR amortization is currently outpacing the loan servicing fees since new loans are not being added to this servicing portfolio. Other noninterest income was up $3 million, mostly revenue from crop insurance sales (acquired with County) and broker fees.

Noninterest expense of $161 million for full year 2022 increased $31 million (24%) over full year 2021. Personnel expense increased $18 million (26%) over full year 2021, including higher salaries and fringe benefits from the larger employee base (with average full-time equivalent employees up 41%, mostly due to the timing of the 2022 and 2021 acquisitions), merit increases between the years, and investments in our wealth team. Salary expense also reflected increases in hourly pay and base salaries effective at the end of March 2022, which benefited the majority of our employee base. Non-personnel expenses increased $13 million (23%), including $9 million higher occupancy, equipment, and office expense (largely the expanded branch network with our recent acquisitions, as well as additional expense for software and technology solutions), $3 million higher business development (additional marketing donations, promotions, and media to support our expanded branch network and community base), a $3 million increase in data processing (to support the larger operating base), and a $3 million increase in intangible amortization, partly offset by a $4 million reduction in merger-related expenses.

Income Statement Review - Quarter
Net income for fourth quarter 2022 was $28 million, compared to net income of $19 million for third quarter 2022.

Net interest income was $68 million for fourth quarter 2022, up $5 million from third quarter 2022, the net of $15 million higher interest income and $10 million higher interest expense. The higher interest income was largely attributable to strong organic loan growth and a full quarter of Charter, as well as the repricing of new and renewed loans in a rising interest rate environment, while the higher interest expense was due to increases in both average balances (reflecting a full quarter of Charter and additional wholesale funding) and rates (also related to the rising interest rate environment). The net interest margin for fourth quarter 2022 was 3.39%, down 9 bps from 3.48% for third quarter 2022. The yield on interest-earning assets increased 36 bps (to 4.27%) mostly due to the rising interest rate environment, while the cost of funds increased 68 bps (to 1.33%) for fourth quarter 2022, attributable mainly to the repricing of deposits and funding in the higher interest rate environment.

Noninterest income was $15 million for fourth quarter 2022, up $2 million (14%) compared to third quarter 2022. The increase in noninterest income between the sequential quarters included higher wealth revenue, an increase in BOLI income (on higher average balances), a favorable change in the fair value of nonqualified deferred compensation plan assets, and an increase in other noninterest income (mostly crop insurance sales and broker fees), partly offset by lower net mortgage income.

Noninterest expense of $44 million increased $1 million (3%) from third quarter 2022. Personnel expense decreased slightly (2%), while non-personnel expenses increased $2 million (10%) from third quarter 2022. The increase in non-personnel expenses between the sequential quarters included higher occupancy, equipment, and office expense (mostly software and technology solutions), higher data processing (mostly volume-based core system processing), an increase in intangible amortization (related to the Charter acquisition), and higher other noninterest expense (mostly fraud losses).

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Wisconsin, Michigan, and Minnesota. More information can be found at www.nicoletbank.com.

Use of Non-GAAP Financial Measures
This communication contains non-GAAP financial measures, such as non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted common share, tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets. Management believes such measures to be helpful to management, investors and others in understanding Nicolet’s results of operations or financial position. When non-GAAP financial measures are used, the comparable GAAP financial measures, as well as the reconciliation of the non-GAAP measures to the GAAP financial measures, are provided. See “Reconciliation of Non-GAAP Financial Measures (Unaudited)” below. The non-GAAP net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also aid investors in comparing Nicolet’s financial performance to the financial performance of peer banks. Management considers non-GAAP financial ratios to be critical metrics with which to analyze and evaluate financial condition and capital strengths. While non-GAAP financial measures are frequently used by stakeholders in the evaluation of a corporation, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Nicolet Bankshares, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)	12/31/2022	09/30/2022	06/30/2022	03/31/2022	12/31/2021
Assets
Cash and due from banks	$121,211	$118,537	$96,189	$183,705	$209,349
Interest-earning deposits	33,512	319,745	84,828	212,218	385,943
Cash and cash equivalents	154,723	438,282	181,017	395,923	595,292
Certificates of deposit in other banks	12,518	13,510	15,502	19,692	21,920
Securities available for sale, at fair value	917,618	949,597	813,248	852,331	921,661
Securities held to maturity, at amortized cost	679,128	686,424	695,812	684,991	651,803
Other investments	72,911	79,279	53,269	54,257	44,008
Loans held for sale	1,482	3,709	5,084	9,764	6,447
Other assets held for sale	—	—	—	—	199,833
Loans	6,180,499	5,984,437	4,978,654	4,683,315	4,621,836
Allowance for credit losses - loans	(61,829)	(60,348)	(50,655)	(49,906)	(49,672)
Loans, net	6,118,670	5,924,089	4,927,999	4,633,409	4,572,164
Premises and equipment, net	108,956	106,648	96,656	94,275	94,566
Bank owned life insurance ("BOLI")	165,137	165,166	136,060	135,292	134,476
Goodwill and other intangibles, net	402,438	407,117	336,721	338,068	339,492
Accrued interest receivable and other assets	130,388	122,095	108,884	102,210	113,375
Total assets	$8,763,969	$8,895,916	$7,370,252	$7,320,212	$7,695,037

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$2,361,816	$2,477,507	$2,045,732	$1,912,995	$1,975,705
Interest-bearing deposits	4,817,105	4,918,395	4,240,534	4,318,125	4,490,211
Total deposits	7,178,921	7,395,902	6,286,266	6,231,120	6,465,916
Short-term borrowings	317,000	280,000	—	—	—
Long-term borrowings	225,342	225,236	196,963	206,946	216,915
Other liabilities held for sale	—	—	—	—	51,586
Accrued interest payable and other liabilities	70,177	56,315	47,636	45,836	68,729
Total liabilities	7,791,440	7,957,453	6,530,865	6,483,902	6,803,146
Stockholders' Equity:
Common stock	147	147	134	135	140
Additional paid-in capital	621,988	620,392	520,741	524,478	575,045
Retained earnings	407,864	380,263	361,753	337,768	313,604
Accumulated other comprehensive income (loss)	(57,470)	(62,339)	(43,241)	(26,071)	3,102
Total Nicolet stockholders' equity	972,529	938,463	839,387	836,310	891,891
Total liabilities and stockholders' equity	$8,763,969	$8,895,916	$7,370,252	$7,320,212	$7,695,037

Common shares outstanding	14,690,614	14,673,197	13,407,375	13,456,741	13,994,079

Nicolet Bankshares, Inc.
Consolidated Statements of Income (Unaudited)
	For the Three Months Ended					For the Years Ended
(In thousands, except per share data)	12/31/2022	09/30/2022	06/30/2022	03/31/2022	12/31/2021	12/31/2022	12/31/2021
Interest income:
Loans, including loan fees	$76,367	$63,060	$52,954	$51,299	$52,292	$243,680	$156,559
Taxable investment securities	5,771	5,350	5,135	5,127	3,999	21,383	9,934
Tax-exempt investment securities	1,915	1,181	647	675	575	4,418	2,157
Other interest income	1,703	1,127	790	817	769	4,437	2,909
Total interest income	85,756	70,718	59,526	57,918	57,635	273,918	171,559
Interest expense:
Deposits	12,512	4,638	2,410	2,192	2,649	21,752	10,448
Short-term borrowings	2,624	594	28	—	1	3,246	1
Long-term borrowings	2,528	2,496	2,004	1,931	1,426	8,959	3,155
Total interest expense	17,664	7,728	4,442	4,123	4,076	33,957	13,604
Net interest income	68,092	62,990	55,084	53,795	53,559	239,961	157,955
Provision for credit losses	1,850	8,600	750	300	8,400	11,500	14,900
Net interest income after provision for credit losses	66,242	54,390	54,334	53,495	45,159	228,461	143,055
Noninterest income:
Trust services fee income	1,963	1,969	2,004	2,011	2,050	7,947	7,774
Brokerage fee income	3,207	3,040	2,988	3,688	3,205	12,923	12,143
Mortgage income, net	1,311	1,728	2,205	3,253	4,518	8,497	22,155
Service charges on deposit accounts	1,502	1,589	1,536	1,477	1,482	6,104	5,023
Card interchange income	3,100	3,012	2,950	2,581	2,671	11,643	9,163
BOLI income	1,151	966	768	933	722	3,818	2,380
Asset gains (losses), net	260	(46)	1,603	1,313	465	3,130	4,181
Deferred compensation plan asset market valuations	314	(571)	(1,316)	(467)	66	(2,040)	609
LSR income, net	(324)	(517)	(143)	(382)	—	(1,366)	—
Other noninterest income	2,362	1,830	1,536	1,536	885	7,264	3,936
Total noninterest income	14,846	13,000	14,131	15,943	16,064	57,920	67,364
Noninterest expense:
Personnel expense	23,705	24,136	19,681	21,191	21,491	88,713	70,618
Occupancy, equipment and office	8,246	7,641	6,891	6,944	7,119	29,722	21,058
Business development and marketing	2,303	2,281	2,057	1,831	1,550	8,472	5,403
Data processing	3,871	3,664	3,596	3,387	3,582	14,518	11,990
Intangibles amortization	2,217	1,628	1,347	1,424	1,094	6,616	3,494
FDIC assessments	480	480	480	480	480	1,920	2,035
Merger-related expense	492	519	555	98	2,202	1,664	5,651
Other noninterest expense	2,675	2,218	1,931	2,195	1,890	9,019	9,048
Total noninterest expense	43,989	42,567	36,538	37,550	39,408	160,644	129,297
Income before income tax expense	37,099	24,823	31,927	31,888	21,815	125,737	81,122
Income tax expense	9,498	6,313	7,942	7,724	5,510	31,477	20,470
Net income	$27,601	$18,510	$23,985	$24,164	$16,305	$94,260	$60,652
Earnings per common share:
Basic	$1.88	$1.33	$1.79	$1.77	$1.29	$6.78	$5.65
Diluted	$1.83	$1.29	$1.73	$1.70	$1.25	$6.56	$5.44
Common shares outstanding:
Basic weighted average	14,685	13,890	13,402	13,649	12,626	13,909	10,736
Diluted weighted average	15,110	14,310	13,852	14,215	13,049	14,375	11,145

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	For the Three Months Ended					For the Years Ended
(In thousands, except share & per share data)	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	12/31/2022	12/31/2021
Selected Average Balances:
Loans	$6,087,146	$5,391,258	$4,838,535	$4,688,784	$3,952,330	$5,255,646	$3,183,681
Investment securities	1,701,531	1,625,453	1,573,027	1,575,624	1,269,562	1,619,272	738,540
Interest-earning assets	7,963,485	7,161,120	6,579,644	6,711,191	5,923,581	7,107,449	4,719,417
Cash and cash equivalents	179,381	167,550	217,553	568,472	839,607	281,849	852,603
Goodwill and other intangibles, net	403,243	363,211	337,289	338,694	294,051	361,471	211,463
Total assets	8,688,741	7,856,131	7,273,219	7,519,636	6,772,363	7,837,695	5,271,463
Deposits	7,222,415	6,643,247	6,188,044	6,392,544	5,754,778	6,613,924	4,499,087
Interest-bearing liabilities	5,262,278	4,730,209	4,425,450	4,683,915	4,006,307	4,776,924	3,140,393
Stockholders’ equity (common)	954,970	890,205	837,975	861,319	784,666	886,385	622,903
Selected Ratios: (1)
Book value per common share	$66.20	$63.96	$62.61	$62.15	$63.73	$66.20	$63.73
Tangible book value per common share (2)	$38.81	$36.21	$37.49	$37.03	$39.47	$38.81	$39.47
Return on average assets	1.26%	0.93%	1.32%	1.30%	0.96%	1.20%	1.15%
Return on average common equity	11.47	8.25	11.48	11.38	8.24	10.63	9.74
Return on average tangible common equity (2)	19.85	13.93	19.21	18.75	13.19	17.96	14.74
Average equity to average assets	10.99	11.33	11.52	11.45	11.59	11.31	11.82
Stockholders’ equity to assets	11.10	10.55	11.39	11.42	11.59	11.10	11.59
Tangible common equity to tangible assets (2)	6.82	6.26	7.15	7.14	7.51	6.82	7.51
Net interest margin	3.39	3.48	3.34	3.23	3.57	3.40	3.37
Efficiency ratio	52.79	55.62	53.74	54.56	56.73	54.15	58.20
Effective tax rate	25.60	25.43	24.88	24.22	25.26	25.03	25.23
Selected Asset Quality Information:
Nonaccrual loans	$38,080	$38,326	$36,580	$39,670	$44,154	$38,080	$44,154
Other real estate owned - closed branches	1,347	1,506	4,378	9,019	10,307	1,347	10,307
Other real estate owned	628	628	628	797	1,648	628	1,648
Nonperforming assets	$40,055	$40,460	$41,586	$49,486	$56,109	$40,055	$56,109
Net loan charge-offs (recoveries)	$597	$216	$(149)	$66	$(10)	$730	$160
Allowance for credit losses-loans to loans	1.00%	1.01%	1.02%	1.07%	1.07%	1.00%	1.07%
Net loan charge-offs to average loans (1)	0.04	0.02	(0.01)	0.01	0.00	0.01	0.01
Nonperforming loans to total loans	0.62	0.64	0.73	0.85	0.96	0.62	0.96
Nonperforming assets to total assets	0.46	0.45	0.56	0.68	0.73	0.46	0.73
Stock Repurchase Information:
Common stock repurchased (dollars) (3)	$786	$—	$6,277	$54,420	$27,784	$61,483	$61,464
Common stock repurchased (full shares) (3)	10,000	—	67,949	593,713	345,166	671,662	793,064
(1)Income statement-related ratios for partial-year periods are annualized.
(2)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation of these financial measures.
(3)Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.

Nicolet Bankshares, Inc.
Net Interest Income and Net Interest Margin Analysis (Unaudited)

	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average		Average	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$239	$1	1.02%	$605	$1	0.93%	$46,694	$5,549	46.50%
All other loans	6,086,907	76,405	4.93%	5,390,653	63,094	4.60%	3,905,636	46,770	4.70%
Total loans (1) (2)	6,087,146	76,406	4.93%	5,391,258	63,095	4.60%	3,952,330	52,319	5.20%
Investment securities (2)	1,701,531	8,302	1.95%	1,625,453	6,989	1.72%	1,269,562	4,860	1.53%
Other interest-earning assets	174,808	1,703	3.85%	144,409	1,127	3.09%	701,689	769	0.43%
Total interest-earning assets	7,963,485	$86,411	4.27%	7,161,120	$71,211	3.91%	5,923,581	$57,948	3.85%
Other assets, net	725,256			695,011			848,782
Total assets	$8,688,741			$7,856,131			$6,772,363
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$4,175,671	$8,477	0.81%	$3,974,448	$3,353	0.33%	$3,456,699	$1,743	0.20%
Brokered deposits	611,226	4,035	2.62%	468,010	1,285	1.09%	377,390	906	0.95%
Total interest-bearing deposits	4,786,897	12,512	1.04%	4,442,458	4,638	0.41%	3,834,089	2,649	0.27%
Wholesale funding	475,381	5,152	4.27%	287,751	3,090	4.25%	172,218	1,427	3.30%
Total interest-bearing liabilities	5,262,278	$17,664	1.33%	4,730,209	$7,728	0.65%	4,006,307	$4,076	0.40%
Noninterest-bearing demand deposits	2,435,518			2,200,789			1,920,689
Other liabilities	35,975			34,928			60,701
Stockholders' equity	954,970			890,205			784,666
Total liabilities and stockholders' equity	$8,688,741			$7,856,131			$6,772,363
Net interest income and rate spread		$68,747	2.94%		$63,483	3.26%		$53,872	3.45%
Net interest margin			3.39%			3.48%			3.57%
Loan purchase accounting accretion (3)		$1,935	0.09%		$1,075	0.05%		$465	0.03%

	For the Years Ended
	December 31, 2022			December 31, 2021
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$4,872	$1,392	28.57%	$141,510	$16,672	11.78%
All other loans	5,250,774	242,427	4.62%	3,042,171	139,972	4.60%
Total loans (1) (2)	5,255,646	243,819	4.64%	3,183,681	156,644	4.92%
Investment securities (2)	1,619,272	27,575	1.70%	738,540	13,047	1.77%
Other interest-earning assets	232,531	4,437	1.91%	797,196	2,909	0.36%
Total interest-earning assets	7,107,449	$275,831	3.88%	4,719,417	$172,600	3.66%
Other assets, net	730,246			552,046
Total assets	$7,837,695			$5,271,463
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$3,987,201	$15,324	0.38%	$2,729,146	$6,657	0.24%
Brokered deposits	490,871	6,428	1.31%	308,091	3,791	1.23%
Total interest-bearing deposits	4,478,072	21,752	0.49%	3,037,237	10,448	0.34%
Wholesale funding	298,852	12,205	4.08%	103,156	3,156	3.06%
Total interest-bearing liabilities	4,776,924	$33,957	0.71%	3,140,393	$13,604	0.43%
Noninterest-bearing demand deposits	2,135,852			1,461,850
Other liabilities	38,534			46,317
Stockholders' equity	886,385			622,903
Total liabilities and stockholders' equity	$7,837,695			$5,271,463
Net interest income and rate spread		$241,874	3.17%		$158,996	3.23%
Net interest margin			3.40%			3.37%
Loan purchase accounting accretion (3)		$4,572	0.06%		$2,063	0.04%
(1) Nonaccrual loans and loans held for sale are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%, and adjusted for the disallowance of interest expense.
(3) Loan purchase accounting accretion included in All other loans above, and the related impact to net interest margin.

Nicolet Bankshares, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
	At or for the Three Months Ended					At or for the Years Ended
(In thousands, except per share data)	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	12/31/2022	12/31/2021
Adjusted net income reconciliation: (1)
Net income (GAAP)	$27,601	$18,510	$23,985	$24,164	$16,305	$94,260	$60,652
Adjustments:
Provision expense related to merger	—	8,000	—	—	8,400	8,000	14,400
Assets (gains) losses, net	(260)	46	(1,603)	(1,313)	(465)	(3,130)	(4,181)
Merger-related expense	492	519	555	98	2,202	1,664	5,651
Branch closure expense	—	—	—	—	—	—	944
Adjustments subtotal	232	8,565	(1,048)	(1,215)	10,137	6,534	16,814
Tax on Adjustments (25%)	58	2,141	(262)	(304)	2,534	1,634	4,204
Adjustments, net of tax	174	6,424	(786)	(911)	7,603	4,901	12,611
Adjusted net income (Non-GAAP)	$27,775	$24,934	$23,199	$23,253	$23,908	$99,161	$73,263
Common shares outstanding:
Weighted average diluted common shares	15,110	14,310	13,852	14,215	13,049	14,375	11,145
Diluted earnings per common share:
Diluted earnings per common share (GAAP)	$1.83	$1.29	$1.73	$1.70	$1.25	$6.56	$5.44
Adjusted Diluted earnings per common share (Non-GAAP)	$1.84	$1.74	$1.67	$1.64	$1.83	$6.90	$6.57
Tangible assets: (2)
Total assets	$8,763,969	$8,895,916	$7,370,252	$7,320,212	$7,695,037
Goodwill and other intangibles, net	402,438	407,117	336,721	338,068	339,492
Tangible assets	$8,361,531	$8,488,799	$7,033,531	$6,982,144	$7,355,545
Tangible common equity: (2)
Stockholders’ equity	$972,529	$938,463	$839,387	$836,310	$891,891
Goodwill and other intangibles, net	402,438	407,117	336,721	338,068	339,492
Tangible common equity	$570,091	$531,346	$502,666	$498,242	$552,399
Tangible average common equity: (2)
Average stockholders’ equity (common)	$954,970	$890,205	$837,975	$861,319	$784,666	$886,385	$622,903
Average goodwill and other intangibles, net	403,243	363,211	337,289	338,694	294,051	361,471	211,463
Average tangible common equity	$551,727	$526,994	$500,686	$522,625	$490,615	$524,914	$411,440
Note: Numbers may not sum due to rounding.
(1)The adjusted net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also to aid investors in the comparison of Nicolet’s financial performance to the financial performance of peer banks.
(2)The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.